                                                                   EXHIBIT 99.1


                                                     [AMERICAN HEALTHWAYS LOGO]

FOR IMMEDIATE RELEASE

                                               Contact:
                                               Mary A. Chaput
                                               Executive Vice President and CFO
                                               (615) 665-1122


             AMERICAN HEALTHWAYS ACQUIRES STATUSONE HEALTH SYSTEMS

     SETS FISCAL 2004 EARNINGS GUIDANCE AT $1.40 TO $1.44 PER DILUTED SHARE


NASHVILLE, Tenn., Sept. 8, 2003- American Healthways (Nasdaq/NM: AMHC), the nation's leading provider of comprehensive disease management and care enhancement services, today announced the completion of the $65 million cash purchase of Massachusetts-based StatusOne Health Systems, the market-leading provider of health management services for high-risk populations of health plans and integrated systems nationwide.

STRATEGIC FIT

"StatusOne is an ideal strategic fit that will benefit our customers and their members," said Ben R. Leedle Jr., president and CEO of American Healthways. "We welcome the StatusOne executive team and their highly skilled clinicians into our organization and look forward to the positive impact their addition will have on our programs and on the Company. This winning combination of product offerings will allow us to immediately meet the market demand for additional approaches for initiating and expanding total population health management. As a result, we expect this transaction to strengthen American Healthways' leadership position in the disease management industry, while significantly broadening our capabilities as the single-source solution for health plans' care enhancement needs."

Using its proprietary predictive modeling technology, StatusOne identifies those individuals at highest risk of incurring significant medical costs within the next 12 months and creates a customized care-support system. In contrast to American Healthways programs, which typically provide continuing support to all or most of those members with one or more of 17 chronic diseases or conditions, StatusOne's programs are focused on high-intensity intervention across 160 disease conditions for the 0.5 percent to 1 percent of members who are identified as being at highest risk for imminent acute and high-cost health episodes. Both companies are focused on helping patients, their families and their physicians bridge the gaps in the health-care system.

Matt Kelliher, chairman and CEO of StatusOne, added: "Our focus on improving health among a health plan's sickest members is a natural complement to American Healthways' focus on improving health among people with chronic diseases and longer-term health care needs. We are pleased to join forces with American Healthways to deliver the market-leading offering and look forward to working together to reduce the rising cost of care that is threatening health care coverage for millions of Americans."


                                     -MORE-

AMHC Acquires StatusOne
Page 2
September 8, 2003


ACCRETIVE TRANSACTION

StatusOne, which has experienced rapid growth since its founding, expects revenues to almost double for the 12 months ended Aug. 31, 2003, when compared with the prior year. StatusOne recorded annual run-rate revenues of $25 million based on the three months ended July 31, 2003. StatusOne has been profitable since inception, with percent operating and net income margins consistent with those of American Healthways. The $65 million purchase price represents approximately 11.2 times trailing EBITDA and 7 to 7.5 times projected fiscal 2004 EBITDA.

Leedle said, "We expect the transaction to be modestly accretive in fiscal 2004. Based on internal growth, the absence of customer overlap and the potential for cross-selling opportunities, we expect significantly accretive results in fiscal 2005 as a result of this transaction. Additional consideration could be paid in fiscal 2005 based on actual fiscal 2004 operating results exceeding expectations, which we expect would make the transaction increasingly accretive."

TRANSACTION FINANCING

The transaction was financed through a new syndicated bank facility of $100 million, of which $60 million is structured as a term loan and $40 million as a revolving line of credit. The additional $5 million of purchase price was provided out of the Company's existing cash of $36 million as of Aug. 31, 2003. Having acquired a company with a strong strategic fit, high revenue and earnings growth and strong cash flow, American Healthways' balance sheet remains strong. Post transaction, the Company has approximately $31 million in cash, a $40 million line of credit and, based on traditional ratios, a still conservative balance sheet.

FISCAL 2004 FINANCIAL GUIDANCE

American Healthways also today established its earnings guidance for fiscal 2004. Based on its current business, backlog, pipeline of potential new contracts and contract extensions, and expectations for StatusOne, the Company anticipates its earnings per diluted share for fiscal 2004 to be in the range of $1.40 to $1.44. Earnings per diluted share for first quarter fiscal 2004 are expected to be in the range of $0.20 to $0.21, compared to $0.23 for first quarter of fiscal 2003 ($0.03 of which related to incentive bonuses), due to the impact of initial StatusOne transaction and integration costs. In addition, the Company anticipates ramp-up of contract costs ahead of revenue recognition for new American Healthways' health plan contracts expected to start in the first or second quarters of fiscal 2004. American Healthways also expects fiscal 2004 revenues to be in a range of $245 million to $255 million. Company guidance does not include any impact of incentive bonuses.

American Healthways will hold a conference call to discuss the announcement today at 10:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.americanhealthways.com and clicking Investor Relations or by going to www.streetevents.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available on the Company's Web site for the next 12 months. Any material information disclosed on the conference call that has not been previously disclosed publicly will be available on the Company's website at www.americanhealthways.com.

ABOUT STATUSONE

Founded in 1997, StatusOne is the market-leading provider of health management services for high-risk populations of health plans and integrated systems nationwide. StatusOne's programs are designed to address the highest risk and highest cost components of its customers'

AMHC Acquires StatusOne
Page 3
September 8, 2003


membership with the objectives of enhancing their care and reducing their cost of care. StatusOne's systematic approach identifies people at risk for high-cost care and provides them with evidence-based information, tools and personal support to develop and follow a plan of care. StatusOne is based in Westboro, Mass., with operations in San Diego and Aliso Viejo, Calif.

SAFE HARBOR PROVISIONS

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. In order for the Company to utilize the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth below, and consequently, actual operations and results may differ materially from those expressed in these forward-looking statements. The important factors include: the Company's ability to integrate the operations of StatusOne into the Company's business; the Company's ability to achieve the expected financial results for StatusOne; Company's ability to sign and execute new contracts for health plan disease management services and care enhancement services and to sign and execute new contracts for hospital-based diabetes services; the risks associated with a significant concentration of the Company's revenues with a limited number of health plan customers; the Company's ability to effect cost savings and clinical outcomes improvements under health plan disease management and care enhancement contracts and reach mutual agreement with customers with respect to cost savings, or to effect such savings and improvements within the time frames contemplated by the Company; the Company's ability to accurately forecast performance under the terms of its health plan contracts ahead of data collection and reconciliation; the ability of the Company to collect contractually earned incentive performance bonuses; the ability of the Company's health plan customers to provide timely and accurate data that is essential to the operation and measurement of the Company's performance under the terms of its health plan contracts; the Company's ability to resolve favorably contract billing and interpretation issues with its health plan customers; the ability of the Company to effectively integrate new technologies such as those encompassed in its care enhancement initiatives into the Company's care management information technology platform; the Company's ability to renew and/or maintain contracts with its customers under existing terms or restructure these contracts on terms that would not have a material negative impact on the Company's results of operations; the ability of the Company to implement its care enhancement strategy within expected cost estimates; the ability of the Company to obtain adequate financing to provide the capital that may be needed to support the growth of the Company's health plan operations and to support or guarantee the Company's performance under new health plan contracts; unusual and unforeseen patterns of health care utilization by individuals with diabetes, cardiac, respiratory and/or other diseases or conditions for which the Company provides services, in the health plans with which the Company has executed a disease management contract; the ability of the health plans to maintain the number of covered lives enrolled in the plans during the terms of the agreements between the health plans and the Company; the Company's ability to attract and/or retain and effectively manage the employees required to implement its agreements with hospitals and health plan organizations; the impact of litigation involving the Company; the impact of future state and federal health care legislation and regulations on the ability of the Company to deliver its services and on the financial health of the Company's customers and their willingness to purchase the Company's services; and general economic conditions. The Company undertakes no obligation to update or revise any such forward-looking statements.

AMHC Acquires StatusOne
Page 4
September 8, 2003


ABOUT AMERICAN HEALTHWAYS

American Healthways (AMHC) is the nation's leading and largest provider of specialized, comprehensive disease management and care enhancement services to health plans, physicians, medical management organizations and hospitals. The Company's programs have been reviewed and approved for clinical excellence by Johns Hopkins and have been certified or accredited by the National Committee on Quality Assurance (NCQA), the Joint Commission on Accreditation of Health Care Organizations (JCAHO), and the American Accreditation Healthcare Commission (URAC). American Healthways has contracts to provide disease and care management programs to 844,000 equivalent lives in all 50 states, the District of Columbia, Puerto Rico and Guam. The Company also operates diabetes management programs in hospitals nationwide. For more information visit www.americanhealthways.com.

                            STATUSONE HEALTH SYSTEMS
         RECONCILIATION OF EBITDA TO INCOME FROM CONTINUING OPERATIONS
                                   UNAUDITED
                             (DOLLARS IN THOUSANDS)

                                           12 MONTHS
                                             ENDED
                                          JULY 31, 2003
                                          -------------

HISTORICAL EBITDA(1) :
Income from continuing operations            $5,607
Add:
   Depreciation and amortization                190
                                             ------
EBITDA                                       $5,797
                                             ======
Purchase price multiple(2)                     11.2
                                             ======


                                                 12 MONTHS ENDED
                                                  AUGUST 31, 2004
                                             ------------------------

PROJECTED EBITDA(1) RANGE:
Income from continuing operations            $8,200            $8,785
Add:
   Depreciation and amortization                465               500
                                             ------            ------
EBITDA                                       $8,665            $9,285
                                             ======            ======
Purchase price multiple(2)                      7.5               7.0
                                             ======            ======

(1) EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. While you should not consider EBITDA in isolation or as a substitute for income from continuing operations, net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States, management believes that EBITDA is commonly used as an analytical indicator within the health care industry and also serves as a measure of leverage capacity and debt service ability. In addition, the Company uses EBITDA as a measure of operating profitability and for valuation purposes. EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

(2) Purchase price multiple based on $65 million purchase price divided by EBITDA.


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